PROSPECTUS SUPPLEMENT No. 2
(To Prospectus dated September 22, 1999)

                             [LOGO] INTERNET HOLDRs

                        1,000,000,000 Depositary Receipts
                             Internet HOLDRsSM Trust

         This prospectus supplement amends and supplements certain information contained in the prospectus dated September 22, 1999 relating to the sale of up to 1,000,000,000 depositary receipts by Internet HOLDRsSM Trust.

         The share amounts specified in the table on page 8 of the base prospectus shall be replaced with the following:


                                            Primary
                                            Share        Trading
Name of Company                    Ticker   Amounts      Market
-------------------------------    ------   -------      ------

America Online Inc.                AOL         42*         NYSE
Yahoo Inc.                         YHOO        13        NASDAQ
Amazon.com Inc.                    AMZN        18        NASDAQ
eBay Inc.                          EBAY         6        NASDAQ
At Home Corp.                      ATHM        17        NASDAQ
Priceline.Com Inc.                 PCLN         7        NASDAQ
CMGI Inc. (1)                      CMGI         5        NASDAQ
Inktomi Corporation (2)            INKT         3        NASDAQ
RealNetworks, Inc.                 RNWK         4        NASDAQ

Exodus Communications, Inc. (3)    EXDS         8        NASDAQ
E*TRADE Group Inc.                 EGRP        12        NASDAQ
DoubleClick Inc. (4)               DCLK         2        NASDAQ
Ameritrade Holding Corp.           AMTD         9        NASDAQ
Lycos, Inc.                        LCOS         4        NASDAQ
CNET, Inc.                         CNET         4        NASDAQ
PSINet, Inc.                       PSIX         3        NASDAQ
Network Associates, Inc.           NETA         7        NASDAQ
EarthLink Network, Inc.            ELNK         2        NASDAQ
MindSpring Enterprises, Inc.       MSPG         3        NASDAQ
Go2Net, Inc.                       GNET         1        NASDAQ


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*    Reflects previous stock split.

(1) On December 15, 1999, CMGI, Inc. declared a two-for-one stock split on its common stock, to be effected by means of a stock dividend to shareholders of record on December 28, 1999. The shares of common stock will begin trading on a split-adjusted basis on January 11, 2000. At such date, the share amount of CMGI, Inc. represented by a round-lot of 100 Internet HOLDRs SM will be 10.

(2) On December 3, 1999, Inktomi Corporation declared a two-for-one stock split on its common stock, to be effected by means of a stock dividend to shareholders of record on December 14, 1999. The shares of common stock will begin trading on a split-adjusted basis on December 30, 1999. At such date, the share amount of Inktomi Corporation represented by a round-lot of 100 Internet HOLDRs SM will be 6.

(3) On November 19, 1999, Exodus Communications, Inc., effected a two-for-one stock split on its common stock by means of a stock dividend. On December 14, 1999, shareholders received one additional share for every share they owned of record on November 20, 1999. The share amount of Exodus Communications, Inc. represented by a round-lot of 100 Internet HOLDRs SM is 8.

(4) On December 20, 1999, DoubleClick Inc. declared a two-for-one stock split on its common stock to be effected by means of a stock dividend to shareholders of record on December 31, 1999. The shares of common stock will begin trading on a split-adjusted basis on January 10, 2000. At such date, the share amount of DoubleClick Inc. represented by a round-lot of 100 Internet HOLDRs SM will be 4.

         The stock prices in the tables set forth in Annex A of the accompanying prospectus have not been and will not be, adjusted to account for any stock splits.

         The date of this prospectus supplement is December 23, 1999.